UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 0R 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 19, 2006

Commission File Number: 0-28376

Professional Lease Management Income Fund I Liquidating Trust
(Exact name of registrant as specified in its charter)

Delaware	94-3209289
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

405 Lexington Avenue, 67th Floor
New York, NY 10174
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 682-3344

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 19, 2006 Professional Lease Management Income Fund I Liquidating Trust (the “Liquidating Trust”) completed the sale of its 50% beneficial interest in a McDonnell Douglas DC-9-82 (the “Aircraft”) to Apollo Aviation, L.L.C. (“Apollo”) pursuant to the terms of the Aircraft and Equipment Sale Agreement as described in Item 1.01 of the Liquidating Trust’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2006.  (The sale of the second 50% beneficial interest in another McDonnell Douglas DC-9-82 aircraft reported on such Current Report was completed on December 5, 2006 and reported in Item 2.01 of the December 7, 2006 Current Report.)  The Aircraft and Equipment Sale Agreement is on file as Exhibit 10.1 to such Current Report. Such Current Report, together with exhibits, is incorporated herein by reference.

As part of the same agreement with Apollo, the Trustee of the Liquidating Trust on behalf of two other liquidating trusts sold their beneficial interests in two McDonnell Douglas DC-9-82 aircraft and a portfolio of aircraft spare parts to Apollo. Other than in respect of this aircraft and equipment sale agreement, there are no material relationships between Apollo and the Liquidating Trust or any of its affiliates, or any director or officer of the Trustee of the Liquidating Trust, or any associate of such director or officer.

Item 8.01 Other Events.

On December 19, 2006, immediately prior to the completion of the sale of the Aircraft, the lessee of the Aircraft terminated the lease for the Aircraft prior to its scheduled expiration in October 2008. The lessee of the Aircraft paid the Liquidating Trust a total of $1.1 million to terminate its 50% beneficial interest in the lease prior to its scheduled expiration in 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Lease Management Income Fund I Liquidating Trust

By: PLM Financial Services, Inc.,
its Trustee

By: s/s Richard K Brock
Richard K Brock
Chief Financial Officer

Date: December 19, 2006